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                                                                     Exhibit 3.4

                            CARTER, LEDYARD & MILBURN
                                  2 WALL STREET
                            NEW YORK, NEW YORK 10005


                                  May 13, 1998


The Chase Manhattan Bank,
   as Trustee of Fidelity Defined
   Trusts, Series F
4 New York Plaza
New York, New York  10004-2413

Attention:           Mr. Thomas Porrazzo
                     Vice President


   Re:                 Fidelity Defined Trusts, Series F:
       Investment Grade Series 5, Intermediate Insured Corporate Portfolio
               and Investment Grade Series 6, Corporate Portfolio
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Dear Sirs:

           We are acting as special counsel with respect to New York tax matters for Fidelity Defined Trusts, Series F, with respect to two trusts thereunder, Investment Grade Series 5, Intermediate Insured Corporate Portfolio and Investment Grade Series 6, Corporate Portfolio (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated
January 3, 1996 and a related Trust Agreement dated as of today (collectively, the "Indenture") between National Financial Services Corporation, as Depositor and Portfolio Supervisor (the "Depositor"), Muller Data Corporation as Evaluator and The Chase Manhattan Bank, as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.


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           We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

           Based upon the foregoing, we are of the opinion that:

                 1. The Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax of the New York general corporation tax.

                 2. Under the income tax laws of the State and City of New York, the income of the Trust will be considered the income of the holders of the Units.

           We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-51973) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name under the captions "Tax Status" and "Legal Opinions" in such Registration Statement and the preliminary prospectus included therein.

                                                   Very truly yours,

                                                   CARTER, LEDYARD & MILBURN




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